Exhibit 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	Brian P. Campbell	READ IT ON THE WEB
	President and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 129
KAYDON CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR 2005 RESULTS
Ann Arbor, Michigan — February 24, 2006
     Kaydon Corporation (NYSE:KDN) today announced financial results for the fourth quarter and full year ended December 31, 2005. Fourth quarter sales of continuing operations were up 24.1 percent, after tax income from continuing operations increased 53.5 percent and diluted earnings per share from continuing operations were up 48.4 percent, to $.46, versus the comparable period last year. On a full-year basis, sales of continuing operations were up 19.5 percent, after tax income from continuing operations increased 28.0 percent and diluted earnings per share from continuing operations were up 24.6 percent, to $1.52, versus 2004.
Highlights — Continuing Operations — Full Year 2005 Highlights compared with Full Year 2004
•	Sales, including recent acquisitions, increased 19.5 percent, to $354.6 million, on strengthened demand across most key product lines.

•	After tax income increased 28.0 percent to $46.5 million.

•	Diluted earnings per share increased 24.6 percent to $1.52.

•	Order entry increased 25.5 percent to $398.3 million.

•	Ending backlog increased 47.8 percent to $150.2 million.

•	Cash and cash equivalents increased to $320.8 million.

•	EBITDA, a non-GAAP measure, increased 14.8 percent to $86.7 million, equal to 24.4 percent of sales, and covered interest expense by more than 9.0 times.

     Brian P. Campbell, Kaydon’s President and Chief Executive Officer commented, “We are pleased with our fourth quarter and full year results, both of which improved nicely over 2004’s comparable periods. Our strong order intake during the year and the resultant year-end backlog, reflect the strength in our key markets during the year. Our performance also reflects the success of our efforts to drive growth through new product development and application engineering, our continued success in providing performance critical products to meet demanding customer needs, and our operational excellence initiatives.”
Additional Data on Fourth Quarter and Full Year 2005 Results
     Sales of continuing operations during the fourth quarter of 2005 equaled $89.7 million compared to $72.2 million during the fourth quarter of 2004, a 24.1 percent increase. Increased sales across most of the Company’s product lines, including specialty bearings, split roller bearings, sealing products, and metal forming equipment were only partially offset by decreases totaling $1.1 million related to lower sales of certain filtration products, specialty metal alloys, and specialty ball products. Sales of continuing operations for the full year 2005 were $354.6 million, an increase of 19.5 percent compared to $296.7 million during 2004.
     Gross profit from continuing operations equaled $37.2 million or 41.5 percent of sales during the fourth quarter of 2005 as compared to $29.9 million or 41.4 percent of sales during the fourth quarter of 2004. Although higher material costs continued to have an impact on gross margins during the fourth quarter of 2005, they were substantially offset by selling price increases initiated during the third quarter of 2005. Affected by operating inefficiencies during the first half of the year related to new programs for military and wind power applications and by higher material costs that were not offset by selling price increases, gross profit from continuing operations equaled $139.0 million or 39.2 percent of sales during the full year 2005 as compared to $121.2 million or 40.8 percent of sales during the full year 2004.
     Selling, general, and administrative (“SG&A”) expenses of continuing operations equaled $17.6 million during the fourth quarter of 2005, as compared to $14.2 million during the fourth quarter of 2004. Both amounts represented 19.7 percent of sales. During the fourth quarter, costs associated with Sarbanes-Oxley compliance declined $1.1 million when compared to 2004. At the same time, we experienced increased SG&A costs related to higher sales volumes and increased amortization primarily associated with recent acquisitions. SG&A expenses of continuing operations equaled $68.9 million, or 19.4 percent of sales, during the full year 2005 as compared to $58.8 million, or 19.8 percent of sales, during full year 2004.
     Operating income from continuing operations during the fourth quarter of 2005 was $19.5 million, or 21.8 percent of sales, compared to $15.7 million, or 21.7 percent of sales in 2004, an increase of 24.5 percent. Operating income from continuing operations during full year 2005 was $70.2 million, compared to $62.4 million in 2004.
     Interest income increased to $3.0 million during the fourth quarter of 2005, compared with $1.4 million during the fourth quarter of 2004. Interest income increased to $8.7 million during full year 2005, compared with $4.0 million during 2004.

     The effective tax rate for continuing operations for the fourth quarter of 2005 was 28.7 percent, reflecting $1.1 million of reductions to the tax provision resulting from several tax audit settlements during the quarter related to deductions previously not recognized for financial reporting purposes. The fourth quarter 2005 effective tax rate also reflects the elimination of a valuation allowance attributable to the expected utilization of foreign net operating loss carryforwards that were previously not expected to be realized, additional deductions available under the American Jobs Creation Act of 2004, and an increase in the U.S. federal tax benefit of the Extraterritorial Income Exclusion. The effective tax rate during the fourth quarter of 2004 was 36.0 percent. For the full year 2005, the effective tax rate for continuing operations was 32.9 percent compared to 36.0 percent in 2004. The Company expects the effective tax rate for 2006 to be approximately 36.0 percent.
     Income from continuing operations for the fourth quarter of 2005 was $14.4 million or $.46 per share on a diluted basis, based on 34.7 million common shares outstanding. During the fourth quarter of 2004 Kaydon generated income from continuing operations of $9.4 million or $.31 per share on a diluted basis, based on 34.8 million common shares outstanding. Income from continuing operations for the full year 2005 was $46.5 million or $1.52 per share on a diluted basis, based on 34.7 million common shares outstanding, and full year 2004 income from continuing operations was $36.3 million or $1.22 per share on a diluted basis, based on 34.8 million common shares outstanding.
     Income from discontinued operations for the full year 2005 equaled $27.4 million, including the after tax gain of $25.4 million on the sale of the Power and Data Transmission Products Group. Diluted earnings per share from discontinued operations for the full year 2005 were $.79, based on 34.7 million common shares outstanding. Income from discontinued operations for 2004 equaled $2.0 million, and diluted earnings per share from discontinued operations were $.06, based on 34.8 million common shares outstanding.
     Including discontinued operations, net income for the full year 2005 was $73.9 million, equal to diluted earnings per share of $2.30. Net income for 2004 was $38.4 million, or $1.27 per share on a diluted basis.
     Reflecting increased orders for many of our specialty products from various key markets, order entry for continuing operations during the fourth quarter of 2005 equaled $112.7 million, making it the strongest quarter of the year, and bringing total order entry for 2005 to $398.3 million, a 25.5 percent increase over 2004. Backlog equaled $150.2 million at December 31, 2005, a 47.8 percent increase compared to a backlog for continuing operations of $101.6 million at December 31, 2004.
     Affected by a $16.6 million tax payment related to the gain on the sale of discontinued operations, net cash flow from operating activities of continuing operations during the fourth quarter 2005 equaled $10.1 million, compared to fourth quarter 2004 cash flow from operations of $14.8 million. Operating cash flow provided by net income and working capital items increased to $26.7 million before the effect of the tax payment. Also during the fourth quarter 2005, the Company paid common stock dividends of $3.4 million and invested $5.7 million in net capital expenditures. Net cash flow from operating activities for full year 2005 totaled $41.2 million, after giving effect to the $16.6 million tax payment related to the divestiture, compared to $48.2 million during 2004. During 2005, the Company invested $42.7 million for an acquisition, repurchased a total of 207,771 shares of Company common stock for $6.1 million, paid common stock dividends of $13.5 million, and invested $12.6 million in net capital expenditures.
     Depreciation and amortization of continuing operations equaled $4.2 million during the fourth quarter of 2005, compared to $3.3 million during the comparable period last year, due principally to the increased amortization of intangible assets associated with recent acquisitions. Depreciation and amortization of continuing operations for 2005 equaled $16.5 million, compared to $13.1 million in 2004.
     EBITDA from continuing operations, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, equaled $23.8 million during the fourth quarter 2005 as compared to $19.0 million during the fourth quarter 2004. For the full year 2005, EBITDA from continuing operations equaled $86.7 million, an increase of 14.8 percent over the $75.5 million of EBITDA generated from continuing operations in 2004, and covered 2005 interest expense by 9.0 times. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.
Segment Discussion
     During the fourth quarter of 2005 sales of the Friction and Motion Control Products segment equaled $51.0 million, a 22.9 percent increase over the fourth quarter of 2004. This segment continues to benefit from increased demand for specialty bearings utilized in defense, heavy equipment, wind power, and various industrial markets. Operating income during this year’s fourth quarter equaled $14.6 million, a 36.4 percent increase compared to the $10.7 million generated in the fourth quarter of 2004. Although fourth quarter 2005 operating income continued to be affected by higher, but moderating, material costs and subcontracting expenses, these higher costs were substantially offset by selling price and capacity increases initiated during the third quarter. During 2005, sales of the Friction and Motion Control Products segment increased $31.2 million, to $195.0 million, or 19.0 percent when compared with 2004. Operating income increased $8.6 million or 20.9 percent, to $49.5 million.
     Sales for the fourth quarter 2005 of the Velocity Control Products segment were $11.0 million compared to sales of $12.3 million for the fourth quarter 2004. Due in part to lower Sarbanes-Oxley compliance costs at certain foreign locations, fourth quarter operating income increased $0.6 million, to $1.8 million. Aided by the small product line acquisition completed in September 2004, full year 2005 sales of this segment increased 5.5 percent, to $53.8 million, compared with 2004. Operating income increased to $12.2 million compared to $11.8 million in 2004.
     Fourth quarter sales of the Sealing Products segment increased $3.1 million, or 45.0 percent, to $10.0 million as the segment benefited from increased demand from all its key markets. As was previously disclosed, fourth quarter 2004 sales were affected by a work stoppage at the Baltimore, Maryland facility. Operating income of $2.1 million increased $1.9 million when compared with the fourth quarter of 2004, despite increased material and energy costs. Primarily as a result of increased sales of new industrial seal products and industrial seal maintenance services, full year 2005 sales of this segment increased 10.3 percent, to $38.5 million, when compared with 2004. Operating income for full year 2005 increased 2.5 percent to $5.9 million compared with operating income last year of $5.8 million. Full year 2004 included the $0.6 million favorable effect of certain reserve adjustments.
     Sales of the Company’s remaining businesses equaled $17.6 million during the fourth quarter of 2005, an increase from fourth quarter 2004 of $6.1 million. Sales from a recent acquisition and increased sales of specialty metal forming equipment were partially offset by a decrease in sales of specialty metal alloys and liquid filtration products. Operating income for these businesses, affected by unfavorable sales mix and costs associated with the consolidation of the manufacturing facilities of the liquid filtration products business, totaled $1.3 million in the fourth quarter of 2005 compared to $1.2 million in the fourth quarter of 2004. For full year 2005, sales of these businesses, including a recent acquisition, increased 43.1 percent, to $67.2 million, compared with 2004. Operating income increased to $4.6 million, compared with $2.2 million in 2004, which included a $1.9 million goodwill impairment loss.
     As previously disclosed, on July 26, 2005 Kaydon Corporation sold its Power and Data Transmission Products Group. Up to the date of disposition, 2005 sales of the Group equaled $22.1 million and operating income was $3.0 million. For full year 2004, sales of the Group equaled $37.1 million and operating income was $3.1 million. The Group’s operating income is reported as a component of income from discontinued operations. The Power and Data Transmission Products Group has been eliminated as a reportable segment.
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.
# # #
     Conference call information: At 10:30 a.m. Eastern time today, Kaydon will host a fourth quarter and full year 2005 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-800-500-0311 and providing the following passcode number: 852369. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the Internet at: https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrswnsddvswzdw or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “4Q and Full Year 2005 Earnings Conference Call” icon.

     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Friday, March 3, 2006 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 1465272.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “potential,” “projects,” “approximately” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances.
     Certain non-GAAP performance measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP performance measures.

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Net sales	$89,653,000	$72,221,000	$354,558,000	$296,731,000
Cost of sales	52,477,000	42,339,000	215,528,000	175,573,000

Gross profit	37,176,000	29,882,000	139,030,000	121,158,000
Selling, general, and administrative expenses	17,643,000	14,197,000	68,854,000	58,764,000

Operating income from continuing operations	19,533,000	15,685,000	70,176,000	62,394,000
Interest income	3,045,000	1,379,000	8,747,000	3,987,000
Interest expense	(2,376,000)	(2,399,000)	(9,579,000)	(9,589,000)

Income from continuing operations before income taxes	20,202,000	14,665,000	69,344,000	56,792,000
Provision for income taxes	5,794,000	5,280,000	22,814,000	20,446,000

Income from continuing operations	14,408,000	9,385,000	46,530,000	36,346,000
Income from discontinued operations (including in 2005 the gain on disposal of $40,969,000)	—	973,000	43,943,000	3,143,000
Provision for income taxes	—	350,000	16,584,000	1,131,000

Income from discontinued operations	—	623,000	27,359,000	2,012,000

Net income	$14,408,000	$10,008,000	$73,889,000	$38,358,000

Weighted average common shares outstanding
Basic	27,772,000	27,846,000	27,800,000	27,872,000
Diluted	34,676,000	34,776,000	34,706,000	34,789,000

Earnings per share — continuing operations
Basic	$0.52	$0.34	$1.67	$1.30

Diluted	$0.46	$0.31	$1.52	$1.22

Earnings per share — discontinued operations
Basic	$0.00	$0.02	$0.98	$0.07

Diluted	$0.00	$0.02	$0.79	$0.06

Earnings per share
Basic	$0.52	$0.36	$2.66	$1.38

Diluted	$0.46	$0.33	$2.30	$1.27

Dividends declared per share	$0.12	$0.12	$0.48	$0.48

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
	2005	2004
Assets:
Cash and cash equivalents	$320,804,000	$278,586,000
Accounts receivable, net	50,869,000	41,641,000
Inventories, net	51,783,000	49,303,000
Assets of discontinued operations	—	14,245,000
Other current assets	14,671,000	9,252,000

Total current assets	438,127,000	393,027,000

Plant and equipment, net	79,603,000	76,039,000

Goodwill, net	117,168,000	100,260,000
Other intangible assets, net	24,288,000	9,053,000
Assets of discontinued operations	—	23,251,000
Other assets	11,401,000	17,494,000

Total assets	$670,587,000	$619,124,000

Liabilities and Shareholders’ Equity:

Accounts payable	$18,192,000	$15,626,000
Liabilities of discontinued operations	—	3,632,000
Accrued expenses	26,552,000	24,438,000

Total current liabilities	44,744,000	43,696,000

Long-term debt	200,000,000	200,066,000
Liabilities of discontinued operations	—	139,000
Long-term liabilities	66,167,000	66,542,000

Total long-term liabilities	266,167,000	266,747,000

Shareholders’ equity	359,676,000	308,681,000

Total liabilities and shareholders’ equity	$670,587,000	$619,124,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$14,408,000	$10,008,000	$73,889,000	$38,358,000
Adjustments to reconcile net income to net cash from operating activities:
Income from discontinued operations, net of tax	—	(623,000)	(27,359,000)	(2,012,000)
Depreciation and amortization	4,218,000	3,321,000	16,513,000	13,119,000
Deferred financing fees	387,000	393,000	1,560,000	1,574,000
Net change in receivables, inventories and trade payables	6,366,000	736,000	(7,046,000)	(8,762,000)
Net change in other assets and liabilities	(15,275,000)	954,000	(16,333,000)	5,884,000

Net cash from operating activities	10,104,000	14,789,000	41,224,000	48,161,000

Cash flows from investing activities:
Additions to property, plant and equipment, net	(5,717,000)	(4,511,000)	(12,560,000)	(11,141,000)
Proceeds from the sale of discontinued operations	(987,000)	—	71,413,000	—
Acquisitions of businesses, net of cash acquired	—	100,000	(42,668,000)	(3,864,000)

Net cash from (used in) investing activities	(6,704,000)	(4,411,000)	16,185,000	(15,005,000)

Cash flows from financing activities:
Cash dividends paid	(3,379,000)	(3,389,000)	(13,528,000)	(13,541,000)
Payments on debt	(16,000)	(15,000)	(62,000)	(90,000)
Debt issuance costs	(940,000)	—	(940,000)	—
Proceeds from exercise of stock options	—	73,000	1,000,000	115,000
Purchase of treasury stock	—	(299,000)	(6,102,000)	(2,117,000)

Net cash used in financing activities	(4,335,000)	(3,630,000)	(19,632,000)	(15,633,000)

Effect of exchange rate changes on cash and cash equivalents	68,000	434,000	612,000	644,000
Cash from discontinued operations	—	2,056,000	3,829,000	4,663,000

Net increase (decrease) in cash and cash equivalents	(867,000)	9,238,000	42,218,000	22,830,000

Cash and cash equivalents — Beginning of period	321,671,000	269,348,000	278,586,000	255,756,000

Cash and cash equivalents — End of period	$320,804,000	$278,586,000	$320,804,000	$278,586,000

Reportable Segment Information
(Amounts in thousands)

	Fourth Quarter Ended		Full Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net sales

Friction and Motion Control Products
External customers	$50,925	$41,397	$194,566	$163,491
Intersegment	40	82	428	332

	50,965	41,479	194,994	163,823

Velocity Control Products
External customers	11,012	12,278	53,839	51,011
Intersegment	—	—	(1)	—

	11,012	12,278	53,838	51,011

Sealing Products
External customers	10,069	6,937	38,632	35,035
Intersegment	(33)	(14)	(88)	(79)

	10,036	6,923	38,544	34,956

Other
External customers	17,647	11,546	67,219	46,957
Intersegment	(7)	(5)	(37)	(16)

	17,640	11,541	67,182	46,941

Power and Data Transmission Products
External customers	—	10,607	22,399	37,317
Intersegment	—	(63)	(302)	(237)

	—	10,544	22,097	37,080

Total segment net sales	$89,653	$82,765	$376,655	$333,811

Net sales of discontinued operations	—	(10,544)	(22,097)	(37,080)

Total consolidated net sales	$89,653	$72,221	$354,558	$296,731

	Fourth Quarter Ended		Full Year Ended
Operating income	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Friction and Motion Control Products	$14,620	$10,719	$49,502	$40,951
Velocity Control Products	1,790	1,215	12,162	11,786
Sealing Products	2,120	194	5,944	5,797
Other	1,314	1,166	4,616	2,196
Power and Data Transmission Products	—	973	2,974	3,143

Total segment operating income	19,844	14,267	75,198	63,873
State income tax provision included in segment operating income	612	299	1,862	1,141
Items not allocated to segment operating income	(923)	2,092	(3,910)	523
Interest expense	(2,376)	(2,399)	(9,579)	(9,589)
Interest income	3,045	1,379	8,747	3,987
Operating income of discontinued operations	—	(973)	(2,974)	(3,143)

Income from continuing operations before income taxes	$20,202	$14,665	$69,344	$56,792

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in Thousands)

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Free cash flow (non-GAAP) from continuing operations
Net cash from operating activities (GAAP)	$10,104	$14,789	$41,224	$48,161
Capital expenditures	(5,717)	(4,511)	(12,560)	(11,141)

Free cash flow (non-GAAP)	$4,387	$10,278	$28,664	$37,020

Kaydon’s management believes free cash flow, a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Earnings before interest, taxes, depreciation and amortization- EBITDA (non-GAAP) from continuing operations
Income from continuing operations (GAAP)	$14,408	$9,385	$46,530	$36,346
Net interest (income)/expense	(669)	1,020	832	5,602
Income tax expense	5,794	5,280	22,814	20,446
Depreciation and amortization	4,218	3,321	16,513	13,119

Earnings before interest, taxes, depreciation and amortization- EBITDA (non-GAAP)	$23,751	$19,006	$86,689	$75,513

Kaydon’s management believes EBITDA, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, is a gauge of financial strength from continuing operations before financing costs, investment income, taxes on income and non-cash charges. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Accordingly, EBITDA is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.

Kaydon Corporation
RESTATED QUARTERLY DATA FOR CONTINUING OPERATIONS
(in thousands except per share figures)

					Earnings
		Net	Operating	Net	Per Share
Quarter		Sales	Income	Earnings	Basic	Diluted
	2005
First		$84,562	$15,122	$9,204	$0.33	$0.31
Second		94,473	18,104	11,273	0.41	0.37
Third		85,870	17,417	11,645	0.42	0.38
Fourth		89,653	19,533	14,408	0.52	0.46

Total 2005		$354,558	$70,176	$46,530	$1.67	$1.52

					Earnings
		Net	Operating	Net	Per Share
		Sales	Income	Earnings	Basic	Diluted
	2004
First		$74,665	$15,471	$8,843	$0.32	$0.30
Second		76,831	16,768	9,726	0.35	0.32
Third		73,014	14,470	8,392	0.30	0.28
Fourth		72,221	15,685	9,385	0.34	0.31

Total 2004		$296,731	$62,394	$36,346	$1.30	$1.22

Kaydon Corporation
RESTATED QUARTERLY DATA FOR DISCONTINUED OPERATIONS
OF THE POWER AND DATA TRANSMISSION PRODUCTS GROUP
(unaudited) (in thousands except per share figures)

						Earnings
		Net	Operating	Net		Per Share
Quarter		Sales	Income	Earnings		Basic		Diluted
	2005
First		$9,920	$1,015	$675		$0.02		$0.02
Second		9,936	1,722	1,145		0.04		0.03
Third(1)		2,241	237	25,539	(2)	0.92	(2)	0.74	(2)
Fourth		—	—	—		—		—

Total 2005		$22,097	$2,974	$27,359	(2)	$0.98	(2)	$0.79	(2)

					Earnings
		Net	Operating	Net	Per Share
		Sales	Income	Earnings	Basic	Diluted
	2004
First		$8,658	$92	$59	$0.00	$0.00
Second		7,555	341	218	0.01	0.01
Third		10,323	1,737	1,112	0.04	0.03
Fourth		10,544	973	623	0.02	0.02

Total 2004		$37,080	$3,143	$2,012	$0.07	$0.06

(1)	Through date of disposition, July 26, 2005.

(2)	Includes the gain on sale of $25.4 million after tax, or $0.91 basic earnings per share and $0.73 diluted earnings per share.